                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-20837 of MAPCO Inc. on Form S-3 of our report dated January 27, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to certain litigation to which the Company is a defendant and an explanatory paragraph concerning MAPCO Inc.'s change during 1995 in its method of accounting for the impairment of long-lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121), appearing in the Annual Report on Form 10-K of MAPCO Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Tulsa, Oklahoma

February 25, 1997